Exhibit 99.2
CFO Review of Fiscal Fourth Quarter and
Fiscal Year 2011 Results
Avnet, Inc. Fiscal Year Summary

	Full Fiscal Year Ended
	July 2,	July 3,	Net
	2011	2010	Change
	$ in millions, except per share data

Sales	$26,534.4	$19,160.2	$7,374.2
Gross Profit	$3,107.8	$2,280.2	$827.6
Gross Profit Margin	11.7%	11.9%	-19 bps

Selling, General and Administrative Expenses	$2,100.7	$1,619.2	$481.5
Selling, General and Administrative Expenses as % of Gross Profit	67.6%	71.0%	-342 bps
Selling, General and Administrative Expenses as % of Sales	7.9%	8.5%	-53 bps

GAAP Operating Income	$930.0	$635.6	$294.4
Adjusted Operating Income (1)	$1,007.2	$661.0	$346.1
Adjusted Operating Income Margin (1)	3.8%	3.5%	35 bps

GAAP Net Income	$669.1	$410.4	$258.7
Adjusted Net Income (1)	$666.6	$424.6	$242.0

GAAP Diluted EPS	$4.34	$2.68	61.9%
Adjusted EPS (1)	$4.32	$2.77	56.0%

Return on Working Capital (ROWC) (1)	27.2%	27.0%	25 bps
Return on Capital Employed (ROCE) (1)	15.4%	14.7%	76 bps
Working Capital Velocity (1)	7.17	7.81	(0.64)

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
Fiscal 2011 sales of $26.5 billion, a record, increased more than $7 billion, or 38.5% compared with the prior year sales of $19.2 billion. This dramatic increase in revenue was driven by the execution of our strategy to grow both organically as well as through value-creating mergers and acquisitions.

•	Pro forma revenue grew 17.1% year over year with double-digit organic growth at both operating groups.
•
Through the deployment of our value-based management discipline throughout the organization, we continued to realize improvements in our key financial metrics and increased our operating leverage, even as acquisitions necessitated multiple integrations in both operating groups.

•
Gross profit increased 36.3% to $3.1 billion and gross profit margin declined 19 basis points as improvements in the existing business were offset by the lower gross margin products at acquired businesses.

•	Selling, general and administrative expenses as a percent of gross profit, a key efficiency metric, declined 342 basis points to 67.6%.

•	Adjusted operating income grew 1.4 times faster than sales to over $1 billion, a year-over-year increase of 52%, driven by strong growth, operating leverage and acquisition synergies.

•	Adjusted operating income margin increased 35 basis points year over year to 3.8%

•	Adjusted earnings per share grew 1.5 times faster than sales to $4.32.
•	ROCE for the full fiscal year increased 76 basis points to 15.4% and is within our target range of 14% to 16% even as we invested $691 million, net of cash acquired, in value creating M&A.
•
Working capital velocity declined 0.64 turns as prior year velocity was elevated by product shortages and extended lead times through the V-shaped recovery; however velocity remains higher than pre-recession levels.

Avnet, Inc. Q4 Fiscal Year 2011 Summary
Revenue

		Year-over-Year Growth Rates
	Q4 FY11	Reported	Pro forma
	Revenue	Revenue(1)	Revenue(2)
	($ in millions)
Avnet, Inc.	$6,912.1	32.6%	13.5%
Excluding FX (1)		26.8%	8.5%

Electronics Marketing Total	$3,961.7	26.8%	11.8%
Excluding FX (1)		21.3%	7.0%
Americas	$1,317.9	33.2%	3.4%
EMEA	$1,329.0	27.8%	—
Excluding FX (1)		13.0%	—
Asia	$1,314.8	20.0%	6.9%

Technology Solutions Total	$2,950.4	41.2%	15.8%
Excluding FX (1)		35.0%	10.7%
Americas	$1,612.9	25.3%	13.4%
EMEA	$876.8	64.0%	7.6%
Excluding FX (1)		46.1%	-4.1%
Asia	$460.6	72.3%	48.2%

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.

(2)	Pro forma revenue as defined in this document. Pro forma growth rates are not presented for EM EMEA as revenue comparisons to prior year were not impacted by acquisitions.
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Avnet, Inc. achieved record quarterly sales of $6.9 billion, increasing 32.6% year over year (26.8% excluding the impact of changes in foreign currency exchange rates — “constant dollars”), representing the seventh consecutive quarter of double-digit, year-over-year growth.

•	On a sequential basis, sales increased 3.6% (2.0% in constant dollars), in line with normal seasonality.
•	Year-over-year pro forma sales increased 13.5% (8.5% in constant dollars).
•
Electronics Marketing (EM) achieved record quarterly revenue of $3.96 billion, a year-over-year increase of 26.8% (21.3% in constant dollars), representing the seventh consecutive quarter of double-digit, year-over-year growth.

•	Pro forma year-over-year revenue growth was 11.8% (7.0% in constant dollars) with both EMEA and Asia, excluding Japan, delivering double-digit organic growth.
•	Sequential revenue growth was 0.9%, within the range of typical seasonal expectations of flat to up 4%.
•	Technology Solutions (TS) revenue grew 41.2% year over year (35% in constant dollars) to $2.95 billion.
•	Pro forma revenue grew 15.8% year over year (10.7% in constant dollars) driven by double-digit growth in the Americas and Asia.
•
Pro forma revenue increased 7.4% sequentially (5.7% in constant dollars); at the high end of typical seasonality of 3% to 7% led by strong growth in storage and industry standard servers (ISS). While ISS and storage continue to be the biggest drivers of year-over-year growth, TS also saw double-digit, year-over-year growth in software, networking and services.

Gross Profit

	Three Months Ended
	July 2,	July 3,
	2011	2010	Change
	($ in millions)
Gross Profit	$824.9	$645.8	$179.0
Gross Profit Margin	11.9%	12.4%	-46 bps
•	Gross profit dollars were $825 million, up 28% year over year and 5% sequentially due to the increase in sales driven by organic growth and M&A activity.
•
Gross profit margin increased 14 basis points sequentially due to improvements in the western regions at EM. Gross profit margin declined 46 basis points year over year primarily due to the impact of the lower gross profit margin products of businesses acquired.

•	EM gross profit margin increased 48 basis points sequentially and 11 basis points year over year. This represents the third quarter in a row that EM improved gross profit margin.
•
TS gross profit margin declined 12 basis points sequentially and 92 basis points year over year. The year-over-year decline was primarily due to the impact of the acquisition of Bell Micro, which had product lines with lower gross profit margins than Avnet’s other product lines.

Operating Expenses

	Three Months Ended
	July 2,	July 3,
	2011	2010	Change
	($ in millions)
Selling, General and Administrative Expenses	$554.0	$428.7	$125.2
Selling, General and Administrative Expenses as % of Gross Profit	67.2%	66.4%	+78 bps
Selling, General and Administrative Expenses as % of Sales	8.0%	8.2%	-21 bps
•	Selling, general and administrative expenses (“SG&A expenses”) were $554 million, up 29% year over year and pro forma expenses were up 5% in constant dollars
•
The $125 million year-over-year increase in SG&A expenses consisted of approximately $72 million of additional expense associated with acquired businesses, $30 million due to the translation impact of changes in foreign currency exchange rates and $23 million to support higher revenue.

•
SG&A expenses as a percentage of gross profit declined 342 basis points for the full fiscal year when compared to the prior fiscal year. This improvement was primarily due to operating leverage at EM, partially offset by the impact of lower margin acquired businesses.

•	SG&A expense as a percent of gross profit declined 724 basis points for the full year at EM.
•	SG&A expenses as a percentage of sales increased 7 basis points sequentially and declined 21 basis points from the year ago quarter.

Operating Income

	Three Months Ended
	July 2,	July 3,
	2011	2010	Change
	($ in millions)
GAAP Operating Income	$267.2	$217.1	$50.1
Adjusted Operating Income (1)	$270.9	$217.1	$53.8
Adjusted Operating Income Margin (1)	3.92%	4.16%	-24 bps

Electronics Marketing (EM)
Operating income	$232.2	$173.8	$58.3
Operating income margin	5.86%	5.56%	30 bps

Technology Solutions (TS)
Operating income	$67.5	$62.2	$5.3
Operating income margin	2.29%	2.98%	-69 bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Adjusted enterprise operating income of $271 million grew 1.5 times sales sequentially and was up 25% as compared with the prior year quarter.
•
EM operating income grew 34% over the prior year fourth quarter due to an increase in sales and the associated gross profit dollars, improvement in gross profit margin and continued effective expense management. The Americas and EMEA regions accounted for over 95% of the year-over-year growth in operating income dollars at EM.

•
TS operating income increased 18% sequentially with all three regions realizing double digit growth and 9% over the year ago quarter due to the impact of acquisitions and continued improvement in the Asia region as we apply our VBM discipline to both organic growth initiatives and recent acquisitions.

•
Adjusted operating income margin at the enterprise level increased 7 basis points sequentially to 3.92% and was down 24 basis points from the prior year quarter. The year-over-year decline was primarily due to the impact of lower margin products from the Bell Micro acquisition within the TS business.

•
EM operating income margin increased 30 basis points year over year and 13 basis points sequentially to 5.86% primarily due to operating leverage in the core components business in the western regions.

•
TS operating income margin decreased 69 basis points year over year primarily due to the impact of acquisitions in the Americas and EMEA regions while Asia increased over 100 basis points from the year ago quarter. Operating income margin increased 20 basis points sequentially with all three regions contributing to the improvement.

Avnet, Inc. Interest Expense, Other Income and Income Taxes

	Three Months Ended
	July 2,	July 3,
	2011	2010	Change
	($ in millions)
Interest Expense	$(22.6)	$(15.8)	$(6.8)
Other Income (expense)	$5.5	$(1.1)	$6.6

GAAP Income Taxes	$11.2	$59.1	$(47.9)
Adjusted Income Taxes (1)	$64.3	$59.1	$5.3
GAAP Effective Tax Rate	4.5%	29.5%	-2,503 bps
Adjusted Effective Tax Rate (1)	25.4%	29.5%	-414 bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
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Interest expense for the June quarter was $22.6 million, up $6.8 million over the prior year quarter and was $92.5 million for fiscal 2011, up $30.7 million over the prior year. The year-over-year increase was due to an increase in debt used to fund the acquisitions of businesses and the increase in working capital to support the significant growth in sales.

•
The adjusted effective tax rate was 25.4% in the fourth quarter, down 414 basis points from the year ago quarter, and 28.0% for fiscal 2011, down 146 basis points over the prior year. The fiscal 2011 effective tax rate was primarily impacted by a net benefit related to the release of tax valuation allowances on certain deferred tax assets and, to a lesser extent, net favorable tax audit settlements partially offset by changes to existing tax positions.

•
Prior to fiscal 2011, the Company had a full reserve against significant tax assets related to a legal entity in EMEA due to, among several other factors, a history of losses in that entity. Recently, the legal entity has been experiencing improved earnings which has required the partial release of the reserve to the extent the entity had taxable income during each of the first three quarters of fiscal 2011 and, therefore, positively impacted (decreased) the Company’s effective tax rate. During the fourth quarter of fiscal 2011, the Company determined a portion of the tax reserve related to this entity was no longer required due to the expected continuation of improved earnings in the future and, as a result, the Company’s effective tax rate was positively impacted (decreased) upon the release of the tax reserve. The Company will continue to evaluate the need for a reserve against the tax assets associated with this legal entity and may release additional reserves in the future.

Avnet, Inc. Net Income

	Three Months Ended
	July 2,	July 3,
	2011	2010	Change
	($ in millions, except per share data)
GAAP Net Income	$238.8	$141.1	$97.7
Adjusted Net Income (1)	$189.4	$141.1	$48.3

GAAP Diluted EPS	$1.54	$0.92	$0.62
Adjusted Diluted EPS (1)	$1.22	$0.92	$0.30

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	GAAP net income was $239 million, or $1.54 per share, for the quarter, and $669 million, or $4.34 per share, for the full year.
•	GAAP net income increased 69% over the prior year quarter and 63% for the full fiscal year.
•	Adjusted net income was $189 million, or $1.22 per share on a diluted basis, for the quarter and $667 million, or $4.32 for the full fiscal year.
•	On an adjusted basis, net income increased 34% over the prior year quarter and 57% for the full year.
Avnet, Inc. Returns

	Three Months Ended
	July 2,	July 3,	Net
	2011	2010	Change
Return on Working Capital (ROWC) (1)	27.39%	32.84%	-545 bps
Return on Capital Employed (ROCE) (1)	15.57%	18.34%	-277 bps

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•	Return on working capital (ROWC) for the quarter was 27.4%, a decrease of 545 basis points year over year and an increase of 94 basis points sequentially.
•
The year-over-year decline was primarily due to a decline in working capital velocity as the prior year fourth quarter working capital velocity was elevated when the V shaped recovery peaked during a period of widespread product shortages.

•	This sequential improvement was primarily driven by revenue growth and improved profitability at both operating groups.

•	ROWC for the full year was 27.2%, an increase of 25 basis points over the prior year, even as significant acquisitions that spanned multiple regions and quarters were integrated.
•
Return on capital employed (ROCE) of 15.6% was down 277 basis points from the year ago quarter due to the impact of acquisitions which are targeted to achieve a 12.5% ROCE in the year following completion of the integrations; however, it continued to be within our stated target range of 14% to 16% for the seventh consecutive quarter and increased 47 basis points sequentially.

•	Economic profit dollars increased 72% to $255 million for the full fiscal year.

Working Capital & Cash Flow

	Three Months Ended
	July 2,	July 3,	Net
	2011	2010	Change
	($ in millions)
Working Capital (1)	$3,799.1	$2,525.0	$1,274.1
Working Capital Velocity (1)	6.99	7.89	-0.90

(1)	A reconciliation of GAAP to non-GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.
•
Working capital (receivables plus inventory less accounts payable) increased $1.3 billion, or 50% year over year, due to the combination of additional working capital as a result of acquisitions, additional working capital to support the double-digit organic growth in revenue and the translation impact of changes in foreign currency exchange rates. On a sequential basis, working capital was essentially flat.

•	Of the $1.3 billion increase, $533 million was incurred to support growth in the business, $523 million was attributable to acquisitions, and $218 million was due to the impact of foreign currency.
•
Working capital velocity improved 0.12 turns sequentially and declined 0.90 turns when compared with the year ago quarter as the prior year quarter was elevated due to product shortages and extended lead times during the V-shaped recovery. Working capital velocity remains above pre-recession levels as we return to more secular growth rates.

•	Cash flow from operations was $281 million for the quarter due to strong growth in profits and improved working capital velocity.

•	Cash flow from operations for the full fiscal year was $278 million inclusive of our investments in working capital to support pro forma sales growth of 17%.

•	Cash and cash equivalents at the end of the quarter was $675 million; net debt (total debt less cash and cash equivalents) was $841 million.

Risk Factors
The discussion of Avnet’s business and operations should be read together with the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties discussed in the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.
Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.
Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).
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ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•
ROCE is defined as annualized tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, impairment charges and other items) less cash and cash equivalents (“average capital”).

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of accounts receivable and inventory less accounts payable.
•
Economic profit dollars is defined as tax effected operating income, excluding restructuring, integration, impairment charges and other items, less average capital multiplied by 10% per annum charge on capital.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Fiscal Year 2011

	Fourth Quarter Ended Fiscal 2011				Fiscal Year Ended Fiscal 2011
				Diluted				Diluted
	Op Income	Pre-tax	Net Income	EPS	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data
GAAP results	$267,178	$250,012	$238,830	$1.54	$929,979	$870,966	$669,069	$4.34
Restructuring, integration and other charges	7,297	7,297	5,812	0.04	88,428	88,428	63,838	0.41
Restructuring and purchase accounting credits	(3,573)	(3,573)	(2,519)	(0.02)	(11,252)	(11,252)	(7,669)	(0.05)

Subtotal	3,724	3,724	3,293	0.02	77,176	77,176	56,169	0.36
Gain on bargain purchase and other	—	—	—	—	—	(22,715)	(25,720)	(0.17)
Net tax benefit	—	—	(52,726)	(0.34)	—	—	(32,901)	(0.21)

Total adjustments	3,724	3,724	(49,433)	(0.32)	77,176	54,461	(2,452)	(0.02)

Adjusted results	$270,902	$253,736	$189,397	$1.22	$1,007,155	$925,427	$666,617	$4.32

Items impacting the fourth quarter of 2011 consisted of the following:
•	restructuring, integration and other charges of $7.3 million pre-tax related to the integration of businesses acquired;
•	a credit of $3.6 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years; and
•	a net tax benefit of $52.7 million primarily related to the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2011.
Items impacting the fiscal year 2011 consisted of the following:
•	restructuring, integration and other charges of $88.4 million pre-tax related to the acquisition and integration of businesses acquired during fiscal 2011;
•	a credit of $11.3 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years;
•	a gain on bargain purchase and other of $22.7 million pre-tax related primarily to the acquisition of a business in Japan; and
•
a net tax benefit of $32.9 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable and, to a lesser extent, net favorable audit settlements, partially offset by changes to existing tax positions.

Fiscal Year 2010

	Fiscal Year Ended 2010
				Diluted
	Op Income	Pre-tax	Net Income	EPS
	$ in thousands, except per share data

GAAP results	$635,600	$585,083	$410,370	$2.68
Restructuring, integration and other	25,419	25,419	18,789	0.12
Gain on sale of assets	—	(8,751)	(5,370)	(0.03)
Net reduction in tax reserves	—	—	842	0.01

Total adjustments	25,419	16,668	14,261	0.09	(1)

Adjusted results	$661,019	$601,751	$424,631	$2.77

(1)	EPS does not foot due to rounding.
Items impacting the full fiscal year 2010 consisted of the following:
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restructuring, integration and other charges of $25.4 million pre-tax, of which $18.9 million pre-tax related to the Company’s previously announced cost reduction actions and integration of businesses, $6.5 million pre-tax for a value-added tax exposure in Europe, $3.2 million of acquisition-related costs and a credit of $3.2 million related to the reversal of restructuring reserves established in prior periods;

•	a gain of $8.8 million pre-tax associated with the prior sale of its equity investment in Calence LLC; and
•	a net increase in taxes of $0.8 million related to adjustments for prior year tax returns and additional tax reserves, net of a benefit from a favorable income tax audit settlement.
Pro Forma (Organic) Revenue
Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2010; (ii) the impact of a divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of the period presented; (iii) the impact of the extra week of sales in the prior year first quarter due to the “52/53 week” fiscal year; and (iv) the impact of the transfer of the existing embedded business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2011, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $98 million in the fourth quarter of fiscal 2010. Sales taking into account the combination of these adjustments is referred to as “pro forma sales” or “organic sales”.

		Acquisition /
	Revenue	Divested	Extra Week	Pro forma
	as Reported	Revenue	in Q1 FY10	Revenue
	(in thousands)
Q1 Fiscal 2011	$6,182,388	$(41,261)	$—	$6,141,127
Q2 Fiscal 2011	6,767,495	(102,385)	—	6,665,110
Q3 Fiscal 2011	6,672,404	—	—	6,672,404
Q4 Fiscal 2011	6,912,126	—	—	6,912,126

Fiscal year 2011	$26,534,413	$(143,646)	$—	$26,390,767

Q1 Fiscal 2010	$4,355,036	$884,224	$(417,780)	$4,821,480
Q2 Fiscal 2010	4,834,524	1,043,732	—	5,878,256
Q3 Fiscal 2010	4,756,786	987,295	—	5,744,081
Q4 Fiscal 2010	5,213,826	878,290	—	6,092,116

Fiscal year 2010	$19,160,172	$3,793,541	$(417,780)	$22,535,933

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Vanda Group	TS	October 2009
Sunshine Joint Stock Company	TS	November 2009
PT Datamation	TS	April 2010
Servodata HP Division	TS	April 2010
Bell Microproducts Inc.	TS/EM	July 2010
Tallard Technologies	TS	July 2010
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
ROWC, ROCE and WC Velocity
The following table presents the calculation for ROWC, ROCE and WC velocity.

			Q4 FY 11	Q4 FY 10	FY11
Sales			6,912,126	5,213,826	26,534,413
Sales, annualized	(a	)	27,648,504	20,855,304	26,534,413
Adjusted operating income (1)			270,902	217,093	1,007,154
Adjusted operating income, annualized	(b	)	1,083,608	868,372	1,007,154
Adjusted effective tax rate (2)			27.97%	29.43%	27.97%
Adjusted operating income, net after tax	(c	)	780,523	612,810	725,453
Average monthly working capital (3)
Accounts receivable			4,670,043	3,360,251	4,415,117
Inventory			2,625,227	1,778,694	2,518,625
Accounts payable			(3,338,386)	(2,495,091)	(3,230,797)

Average working capital	(d	)	3,956,884	2,643,854	3,702,945

Average monthly total capital (3)	(e	)	5,013,072	3,341,186	4,698,842

ROWC = (b) / (d)			27.39%	32.84%	27.20%
WC Velocity = (a) / (d)			6.99	7.89	7.17
ROCE = (c ) / (e)			15.57%	18.34%	15.44%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.

(2)
Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.

(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.